CLENERGEN CORPORATION & FUTENCO AG (“NEWCO”)

RE: CLENERGEN FUND

TERMS OF AGREEMENT

1.	A joint venture between Clenergen Corporation and NEWCO will be formed for the purpose of implementing energy crop plantations in Ghana and Sri Lanka;

2.	Clenergen will contribute its plant science resources and supply chains for planting Melia Dubia and Beema Bamboo at preferential pricing in Ghana and Sri Lanka;

3.	Clenergen will contribute the land assets it holds in Ghana;

4.	NEWCO will contribute up to $30 million in funding for these projects;

5.	Clenergen Corporation will own 25% equity and NEWCO 75%;

NEW OPPORTUNITIES

1.	Opportunities exist with large land owners in Malaysia and Guatemala who have both the capital and resources to cultivate energy crops;

2.	Each project would be set up as an SPV and Clenergen would retain the right to own 20% to 3-% of each project;

3.
Clenergen will provide assistance in evaluating each region for its suitability for cultivation of energy crops and will perform necessary due diligence as to the feasibility based on economic and climate conditions, along with Quarantine regulations for importing Beema Bamboo;

4.	Clenergen will develop financial models based on the cultivation of 10,000 acres in each region.

CLENERGEN CORPORATION	NEWCO

/s/ MLM Quinn	/s/Jan Malkus

Print: Mark LM Quinn	Print:

Date: 5th September, 2011	Date: 5.9.2011